UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 27, 2017

CELSIUS HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

000-55663	20-2745790
(Commission File Number)	(IRS Employer Identification No.)

2424 N Federal Highway, Suite 206. Boca Raton, Aventura, Florida 33431

 (Address of principal executive offices and zip code)

(561) 276-2239
(Registrant’s telephone number including area code)

Former Name or Former Address (If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

When used in this Current Report on Form 8-K, unless otherwise indicated, the terms “the Company,” “Celsius,” “we,” “us” and “our” refer to Celsius Holdings, Inc. and its subsidiaries.

Item 3.02         Unregistered Sales of Equity Securities.

Between December 30, 2016 and January 27, 2017, the Company sold and issued an aggregate of 2,399,998 shares of common stock (the “Shares”) at a purchase price of $3.00 per Share in a private placement to seven accredited investors (the “Investors”) pursuant to Subscription Agreements with each of the Investors. The Investors include entities beneficially owned by three of our principal shareholders, Carl DeSantis (100,000 Shares), Li Ka Shing (800,000 Shares) and Chau Hoi Shuen Solina (533,333 Shares), and our directors, William H. Milmoe (100,000 Shares) and Tim Leissner (433,333 Shares). A copy of the form of Subscription Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

The Company issued and sold the Shares to the Investors in exempt transactions pursuant to Section 4(a)(2) the Securities Act of 1933 (the “Securities Act”) and Rule 506 of Regulation D promulgated thereunder. Each of the Investors represented that it was acquiring the Shares for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. Accordingly, the Shares have not been registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws. No commissions or placement fees were paid in connection with the offer and sale of the Shares. The net proceeds from the sale of the Shares will be used for (a) expansion of Celsius’ Asian distribution efforts; (b) additional domestic marketing and sales activities for the Company’s products; and (c) working capital and other general corporate purposes.

Item 9.01.         Financial Statements and Exhibits.

(a) Exhibits

Exhibit No.	Description
10.1	Form of Subscription Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSIUS HOLDINGS, INC.

Date: January 31, 2017	By:	/s/ Gerry David
Gerry David, Chief Executive Officer

Date: January 31, 2017	By:	/s/ John Fieldly
John Fieldly, Chief Financial Officer